UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2025

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

770 Lindaro Street	San Rafael	California	94901
(Address of Principal Executive Offices)			(Zip Code)

(415) 506-6700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BMRN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

o

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2025, BioMarin Pharmaceutical Inc. (BioMarin) announced the appointment of Rashmi Ramchandani as BioMarin’s Vice President, Chief Accounting Officer, effective January 19, 2026. In her capacity as Chief Accounting Officer, Ms. Ramchandani will also assume the role of BioMarin’s principal accounting officer from Brian Mueller, BioMarin’s Executive Vice President and Chief Financial Officer. Mr. Mueller will continue to serve as BioMarin’s Executive Vice President and Chief Financial Officer and principal financial officer.

Ms. Ramchandani, 47, has worked at Gilead Sciences, Inc., a public pharmaceutical company, from August 2013 to March 2022 and since February 2023, where she has held various accounting and finance roles of increasing responsibility, most recently as Vice President, Global Business Controller, and previously as Vice President, Assistant Controller from May 2021 to March 2022. She also served as Vice President, Controller at Strava, Inc., a private fitness tracking platform company, from March 2022 to January 2023. Ms. Ramchandani started her career in public accounting in 2001 with Deloitte and subsequently held accounting and finance roles at The Clorox Company and McKesson Corporation. Ms. Ramchandani is a CPA and holds a BA in Accounting and Psychology from Illinois Wesleyan University.

In connection with her appointment as Vice President, Chief Accounting Officer, Ms. Ramchandani will enter into BioMarin’s standard employment agreement and indemnification agreement for executive officers, and she will be entitled to the following: (i) an annual salary of $460,000 (Base Salary); (ii) a sign-on bonus of $400,000 (the Sign-on Bonus); (iii) the right to participate in BioMarin’s generally applicable employee bonus program starting in 2026 (payable in the first quarter of 2027), with a target payout percentage of 45% of her Base Salary; (iv) a grant of restricted stock units (RSUs) valued at $1,050,000, 25% of which shall vest on each of the first, second, third and fourth anniversaries of the grant date, subject to Ms. Ramchandani’s continuous service as of each such vesting date; (v) a grant of RSUs valued at $400,000, 100% of which shall vest on the first anniversary of the grant date, subject to Ms. Ramchandani’s continuous service as of such vesting date; and (vi) and a grant of stock options (Options) valued at $450,000, 25% of which shall vest on the first anniversary of the grant date and 1/48th of which shall vest on the same day of each month thereafter, subject to Ms. Ramchandani’s continuous service as of each such vesting date.

The number of shares of BioMarin’s common stock (Common Stock) subject to the RSUs will be determined based on a 30-trading day trailing average closing price of Common Stock on the day before the grant date and the number of shares of Common Stock subject to the Options will be determined based on the Black-Scholes model valuation using a 30-trading day trailing average closing price of Common Stock on the day before the grant date. The exercise price for the Options is the closing price of the Common Stock on the Nasdaq Global Select Market on the grant date, which date is also the vesting start date for such Options.

In addition, the Sign-on Bonus is subject to repayment in the event Ms. Ramchandani’s employment is terminated for any reason other than job elimination by BioMarin or her death or disability within the first two years of employment.

Ms. Ramchandani has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: December 17, 2025	By:	/s/ G. Eric Davis
G. Eric Davis
Executive Vice President, Chief Legal Officer